Exhibit 23.6

500.com Limited

500.com Building,

Shenxianling Sports Center,

Longgang District

Shenzhen, 518115

Consent

In accordance with Rule 438 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), I hereby consent to the inclusion in the registration statement on Form F-1 (the “Registration Statement”) of 500.com Limited (the “Company”), and in all amendments (including post-effective amendments) thereto, and in the related prospectus, of (i) a reference naming me as a director of the Company, effective immediately upon the effectiveness of the Registration Statement; and (ii) such other information regarding me as is required to be included therein under the Securities Act.

By:	/s/ Catherine Qin Zhang
Catherine Qin Zhang

Dated: November 6, 2013